EXHIBIT 10.15

PROPERTY MANAGEMENT AGREEMENT
THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2013 (the “Effective Date”), by and between SIR KINGWOOD VILLAS, LLC, a Delaware limited liability company (“Owner”), and STEADFAST MANAGEMENT COMPANY, INC., a California corporation (“Manager”).
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. The following terms shall have the following meanings when used in this Agreement:
“Agreement” has the meaning given in the introductory paragraph.
“Annual Business Plan” has the meaning given in Section 3.11(a).
“Capital Budget” has the meaning given in Section 3.11(a).
“Depository” means such bank or federally-insured or other financial institution as Owner shall designate in writing.
“Effective Date” has the meaning given in the introductory paragraph.
“Fiscal Year” means the calendar year beginning January 1 and ending December 31 of each calendar year, or such other fiscal year as determined by Owner and of which Manager is notified in writing; provided that the first Fiscal Year of this Agreement shall be the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date occurs.
“Governmental Requirements” has the meaning given in Section 3.14.
“Gross Collections” means all amounts actually collected as rents or other charges for use and occupancy of apartment units and from users of garage spaces (if any), leases of other non-dwelling facilities in the Property and concessionaires (if any) in respect of the Property, including furniture rental, parking fees, forfeited security deposits, application fees, late charges, income from coin‑operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected at the Property; excluding, however, all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruptions insurance), abatement of taxes, franchise fees, and awards arising out of eminent domain proceedings, discounts and dividends on insurance policies.

“Hazardous Materials” means any material defined as a hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, or any state or local statute regulating the storage, release, transportation or other disposition of hazardous material, as any of those laws may have been amended to the date hereof, and the administrative regulations promulgated thereunder prior to the date hereof, and, whether or not defined as hazardous substances under the foregoing Governmental Requirements, petroleum products (other than petroleum products used in accordance with Governmental Requirements by Owner or its tenants in the usual and ordinary course of their activities), PCBs and radon gas.
“Major Capital Improvements” has the meaning given in Section 3.6.
“Management Fee” has the meaning given in Section 4.1.
“Manager” has the meaning given in the introductory paragraph.
“Operating Budget” has the meaning given in Section 3.11(a).
“Owner” has the meaning given in the introductory paragraph.
“Owner’s Representative” has the meaning given in Section 2.2.
“Pass-Through Amounts” means fees and/or reimbursements for services provided to the Property but not covered by the Management Fee, as described in Exhibit A attached hereto and made a part hereof.
“Property” means the multifamily apartment project listed and described on Exhibit B attached hereto and made a part hereof.
“Security Deposit Account” has the meaning given in Section 5.1.
“State” means the state in which the Property is located.
ARTICLE 2
APPOINTMENT OF AGENCY AND RENTAL RESPONSIBILITY
Section 2.1    Appointment. Owner hereby appoints Manager and Manager hereby accepts appointment as the sole and exclusive leasing agent and manager of the Property on the terms and conditions set forth herein. Owner warrants and represents to Manager that Owner owns fee simple title to the Property with all requisite authority to hereby appoint Manager and to enter into this Agreement.

Section 2.2    Owner’s Representative. Owner shall from time to time designate one or more persons to serve as Owner’s representative (“Owner’s Representative”) in all dealings with Manager hereunder. Whenever the approval, consent or other action of Owner is called for hereunder, such approval, consent or action shall be binding on Owner if specified in writing and signed by Owner’s Representative. The initial Owner’s Representative shall be Kyle Winning, Chief Investment Officer. Any Owner’s Representative may be changed at the discretion of Owner, at any time, and shall be effective upon Manager’s receipt of written notice identifying the new Owner’s Representative.
Section 2.3    Leasing. Manager shall perform all promotional, leasing and management activities required to lease apartment units in the Property. Throughout the term of this Agreement, Manager shall use its diligent efforts to lease apartment units in the Property. Manager shall advertise the Property, prepare and secure advertising signs, space plans, circulars, marketing brochures and other forms of advertising. Owner hereby authorizes Manager pursuant to the terms of this Agreement to advertise the Property in conjunction with institutional advertising campaigns and allocate costs on a pro rata basis among the Properties being advertised (to the extent authorized by the Annual Business Plan). All inquiries for any leases or renewals or agreements for the rental of the Property or portions thereof shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager. Manager is hereby authorized to execute, deliver and renew residential tenant leases on behalf of Owner. Manager is authorized to utilize the services of apartment locator services and the fees of such services shall be operating expenses of the Property and, to the extent paid by Manager, reimbursable by Owner.
Section 2.4    Manager’s Standard of Care. Manager shall perform its duties under this Agreement in a manner consistent with professional property management services. In no event shall the scope or quality of services provided by Manager for the Property hereunder be less than those generally performed by professional property managers of similar properties in the market area where the Property is located. Manager shall make available to Owner the full benefit of the judgment, experience, and advice of the members and employees of Manager’s organization with respect to the policies to be pursued by Owner in operating the Property, and will perform the services set forth herein and such other services as may be requested by Owner in managing, operating, maintaining and servicing the Property.
ARTICLE 3
SERVICES TO BE PERFORMED BY MANAGER
Section 3.1    Expense of Owner. All acts performed by Manager in the performance of its obligations under this Agreement shall be performed as an independent contractor of Owner, and all obligations or expenses incurred thereby, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this Article 3, provided Owner shall be obligated to reimburse Manager only for the following:

(a)    Costs and Expenses. All costs and expenses incurred by Manager on behalf of Owner in connection with the management and operation of the Property, including but not limited to all compensation, including the cost of benefits, payable to the employees at the Property and identified in the Operating Budget and taxes and assessments payable in connection therewith and reasonable training, travel and expenses associated therewith, all marketing costs, all collection and lease enforcement costs, all maintenance and repair costs incurred in accordance with Section 3.5 hereof, all utilities and related services, all on‑site overhead costs and all other costs reasonably incurred by Manager in the operation and management of the Property, excluding, however, all of Manager’s general overhead costs, including without limitation, all expenses incurred at Manager’s corporate headquarters and other Manager office sites other than the property management office located at the Property (i.e., office expenses, long distance phone calls, postage, copying, supplies, electronic data processing and accounting expenses), general accounting and reporting expenses for services included among Manager’s duties under the Agreement; and
(b)    Other. All sums otherwise due and payable by Owner as expenses of the Property authorized to be incurred by Manager under the terms of this Agreement and the Operating Budget, including compensation payable under Section 4.1 hereof to Manager for its services hereunder.
Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Property, reduced, increased or emergency work load and the like including the property manager, business manager, assistant managers, leasing directors, or other administrative personnel, maintenance employees or maintenance supervisors whose wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent at the Property. A property manager or business manager at the Property and any other persons performing functions substantially similar to those of a business manager, including but not limited to assistant managers, leasing directors, leasing agents, sales directors, sales agents, bookkeepers, and other administrative and/or maintenance personnel performing work at the site, and on-site maintenance personnel, shall not be considered executive employees of Manager. All reimbursable payments made by Manager hereunder shall be reimbursed from funds deposited in an account established pursuant to Section 5.2 of this Agreement. Manager shall not be obligated to make any advance to or for the account of Owner nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner. In the performance of its duties as agent and manager of the Property, Manager shall act solely as an independent contractor of Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Property shall be the debts and liabilities of Owner only, and Manager shall not be liable for any such debt or liabilities, except to the extent Manager has exceeded its authority hereunder.
Section 3.2    Covenants Concerning Payment of Operating Expenses. Owner covenants to pay all sums for reasonable operating expenses in excess of gross receipts required to operate the Property upon written notice and demand from Manager within five days after receipt of written notice for payment thereof.

Section 3.3    Employment of Personnel. Manager shall use its diligent efforts to investigate, hire, pay, supervise and discharge the personnel necessary to be employed by it to properly maintain, operate and lease the Property, including without limitation a property manager or business manager at the Property. Such personnel shall in every instance be deemed agents or employees, as the case may be, of Manager. Owner has no right of supervision or direction of agents or employees of Manager whatsoever; however, Owner shall have the right to require the reassignment or termination of any employee. All Owner directives shall be communicated to Manager’s senior level management employees. Manager and all personnel of Manager who handle or who are responsible for handling Owner’s monies shall be bonded in favor of Owner. Manager agrees to obtain and keep in effect fidelity insurance in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). All reasonable salaries, wages and other compensation of personnel employed by Manager, including so-called fringe benefits, worker’s compensation, medical and health insurance and the like, shall be deemed to be reimbursable expenses of Manager. Manager may allow its employees who work at the Property and provide services to the Property after normal business hours, to reside at the Property for reduced rents (or rent fee as provided in the Operating Budget) in consideration of their benefit to Owner and the Property, provided such reduced rents are reflected in the Annual Business Plan.
Section 3.4    Utility and Service Contracts. Manager shall, at Owner’s expense and in Owner’s name or in Manager’s name as agent for Owner, enter into contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services deemed by Manager to be necessary or advisable for the operation of the Property. Manager shall also, in Owner’s name or in Manager’s name as agent for Owner and at Owner’s expense, place orders for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Property. Owner agrees to pay or reimburse Manager for all expenses and liabilities incurred by reason of this Section provided that such amounts are in accordance with the Operating Budget.
Section 3.5    Maintenance and Repair of Property. Manager shall use diligent efforts to maintain, at Owner’s expense, the buildings, appurtenances and grounds of the Property in good condition and repair, including interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other normal maintenance and repair work as may be necessary or reasonably desirable taking into consideration the amount allocated therefor in the Annual Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item of repair or replacement in excess of Five Thousand Dollars ($5,000.00) unless authorized in writing by Owner’s Representative, except, however, that emergency repairs immediately necessary for the preservation and safety of the Property or to avoid the suspension of any service to the Property or danger of injury to persons or damage to property may be made by Manager without the approval of Owner’s Representative. Owner shall not establish standards of maintenance and repair that violate or may violate any laws, rules, restrictions or regulations applicable to Manager or the Property or that expose Manager to risk of liability to tenants or other persons. Manager shall not be obligated by this Section to perform any Major Capital Improvements.

Section 3.6    Supervision of Major Capital Improvements or Repairs. When requested by Owner in writing or as set forth in an Approved Business Plan, Manager or an affiliate thereof shall, at Owner’s expense and in Owner’s name or in Manager’s name as agent for Owner, supervise the installation and construction of all Major Capital Improvements to the Property where such work constitutes other than normal maintenance and repair, for additional compensation as set forth in a separate agreement. If Owner and Manager fail to reach an agreement for Manager’s additional compensation as provided in this Section 3.6, Owner may contract with a third party to supervise installation or construction of Major Capital Improvements. In such events, Manager may negotiate contracts with all necessary contractors, subcontractors, materialmen, suppliers, architects, and engineers on behalf of, and in the name of, Owner, and may compromise and settle any dispute or claim arising therefrom on behalf of and in the name of Owner; provided only that Manager shall act in good faith and in the best interest of Owner at all times and Owner shall approve all contracts for such work. Manager will furnish or will cause to be furnished all personnel necessary for proper supervision of the work and may assign personnel located at the Property where such work is being performed to such supervisory work (and such assignment shall not reduce or abate any other fees or compensation owed to Manager under this Agreement). For the purposes of this Agreement, the term “Major Capital Improvements” shall mean work having an estimated cost of $25,000 or more.
Owner acknowledges that Manager, or an affiliate of Manager, may bid on any such work, and that Manager, or an affiliate of Manager, may be selected to perform part or all of the work; provided that if Manager desires to select itself, or its affiliate to do any work, it shall first notify Owner of the terms upon which it, or its affiliate, proposes to contract for the work, and terms upon which the independent contractors have offered to perform, and shall state the reasons for preferring itself, or its affiliate, over independent contractors and Owner shall have fifteen days to disapprove Manager, or its affiliate, and to request performance by an independent contractor. Only Owner shall have the power to compromise or settle any dispute or claim arising from work performed by Manager, or its affiliate; and it is expressly understood that the selection of Manager, or its affiliate, will not affect any fee or other compensation payable to Manager hereunder.
Section 3.7    Insurance.
(a)     Owner Requirements. Owner agrees to maintain all forms of insurance required by law or by any loan requirements for the Property and as otherwise deemed by Owner to be reasonable and necessary to adequately protect Owner and Manager, including but not limited to public liability insurance, boiler insurance, fire and extended coverage insurance, and burglary and theft insurance. All insurance coverage shall be placed with such companies, in such amounts and with such beneficial interest appearing therein as shall be reasonably acceptable to Owner. Public liability insurance shall be maintained in such amounts as Owner determines as commercially reasonable or as otherwise required by its lenders or investors, but in no case in an amount less than $5,000,000.

Owner agrees to timely provide evidence of required insurance to Manager, and acknowledges that if evidence of insurance coverage is not timely furnished, Manager may, but shall not be obligated to, obtain such coverage on Owner’s behalf. Manager shall be named an additional insured on all Owner obtained insurance.
(b)    Manager Requirements. Manager agrees to maintain, at its own expense, public liability insurance in an amount not less than Two Million Dollars ($2,000,000) and all other forms of insurance required by law and as otherwise deemed by Owner and Manager to be reasonable and necessary to adequately protect Owner and Manager, including but not limited to workers compensation insurance, professional liability, employee practices, and fidelity insurance. Manager agrees to timely provide evidence of required insurance to Owner and to name Owner as an additional insured on appropriate policies.
Manager shall use its diligent efforts to investigate and make a written report to the insurance company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage or destruction to the Property and the estimated cost of repair thereof, and shall prepare any and all reports for any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved. With the prior written approval of Owner, Manager is authorized to settle any and all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing of receipts and collection of monies (no approval by Owner shall be required for the settlement of claims of $5,000 or less). Manager is further authorized to contract for the maintenance and repair of any damage or casualty in accordance with Section 3.6 above. Manager shall receive as an additional fee for such services that fee designated in the loss adjustment as a general contractor’s fee, provided that insurance proceeds that exceed the cost of repairing the damage or restoring the loss are available to pay such fees. In such event Manager shall be responsible for all costs incurred by Manager in adjusting such loss and contracting for repairs.

(c)    Loss or Liability Claims. Owner and Manager mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property, regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Owner or Manager or their respective subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Property or elsewhere as a result of the performance of this Agreement. Except for claims that are covered by the indemnity contained in Section 3.7(d) below, Owner agrees that Owner’s insurance shall be primary without right of subrogation against Manager with respect to all claims, actions, damage, loss or liability in or about the Property. Nevertheless, in the event such insurance proceeds are insufficient to satisfy (or such insurance does not cover) the demand, claim, action, loss, liability or expense, Owner agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employees, agents or independent contractors harmless to the extent of excess liability. For purposes of this Section 3.7(c), any deductible amount under any policy of insurance shall not be deemed to be included as part of collectible insurance proceeds.
(d)    Indemnification. Notwithstanding anything contained in this Agreement to the contrary, Owner shall defend, indemnify, and hold harmless Manager and its representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors from and against all claims, demands, or legal proceedings (including expenses and reasonable attorney’s fees incurred in connection with the defense of any such matter) (each a “Claim”) that are brought against Manager arising out of the operation or management of the Project, except with respect to claims arising out of Manager’s gross negligence or willful misconduct. Manager shall defend, indemnify, and hold harmless Owner and its representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors from all Claims arising out of the gross negligence or willful misconduct of Manager. The indemnification obligations under this Section 3.7(d) shall survive termination of this Agreement.
(e)    Acts of Tenants and Third Parties. In no event shall Manager have any liability to Owner or others for any acts of vandalism, trespass or criminal activity of any kind by tenants or third parties on or with respect to the Property and Owner’s insurance shall be primary insurance without right of subrogation against Manager regarding claims arising out of or resulting from acts of vandalism, trespass or criminal activity.

Section 3.8    Collection of Monies. Manager shall use its diligent efforts to collect all rents and other charges due from tenants, users of garage spaces, carports, storage spaces (if any), commercial lessees (if any) and concessionaires (if any) in respect of the Property and otherwise due Owner with respect to the Property in the ordinary course of business, provided that Manager does not guarantee the creditworthiness of any tenants, users, lessees or concessionaires or collectability of accounts receivable from any of the foregoing. Owner authorizes Manager to request, demand, collect, receive and receipt for all such rent and other charges and to institute legal proceedings in the name of Owner, and at Owner’s expense, for the collection thereof, and for the dispossession of tenants and other persons from the Property or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging of legal counsel for any such matter. All monies collected by Manager shall be deposited in the separate bank account referred to in Section 5.2 herein.
Section 3.9    Manager Disbursements.
(a)    Manager’s Compensation and Reimbursements. From Gross Collections, Manager shall be authorized to retain and pay (%4) Manager’s compensation, together with all sales or other taxes (other than income) which Manager is obligated, presently or in the future, to collect and pay to the State or any other governmental authority with respect to the Property or employees at the Property, (%4) the amounts reimbursable to Manager under this Agreement, (%3) the amount of all real estate taxes and other impositions levied by appropriate authorities with respect to the Property which, if not escrowed with any mortgagee, shall be paid upon specific written direction of Owner before interest begins to accrue thereon; and (%3) amounts otherwise due and payable as operating expenses of the Property authorized to be incurred under the terms of this Agreement.
(b)    Debt Service. The provisions of this Section 3.9 regarding disbursements shall include the payment of debt service related to any mortgages of the Property, unless otherwise instructed in writing by Owner.
(c)    Third Parties. All costs, expenses, debts and liabilities owed to third persons that are incurred by Manager pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Property shall be the responsibility of Owner and not Manager. Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing may be promptly paid by Manager. Manager is not obligated to advance any funds. If at any time there is not sufficient cash in the account available to Manager pursuant to Section 5.2 with which to promptly pay the bills due and owing, Manager will request that the necessary additional funds be deposited by Owner in an amount sufficient to meet the shortfall. Owner will deposit the additional funds requested by Manager within five days.
(d)    Other Provisions. The provisions of this Section 3.9 regarding reimbursements to Manager shall not limit Manager’s rights under any other provision of this Agreement.

Section 3.10    Use and Maintenance of Premises. Manager agrees that it will not knowingly permit the use of the Property for any purpose that might void any insurance policy held by Owner or that might render any loss thereunder uncollectible, or that would be in violation of Governmental Requirements, or any covenant or restriction of any lease of the Property. Manager shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective leases. All costs of correcting or complying with, and all fines payable in connection with, all orders or violations affecting the Property placed thereon by any governmental authority or Board of Fire Underwriters or other similar body shall be at the cost and expense of Owner.
Section 3.11    Annual Business Plan.
(a)    Submission. No later than 60 days prior to the end of each Fiscal Year during the term of this Agreement, or such earlier date as reasonably requested by Owner, its lenders or investors, Manager shall prepare and submit to Owner for Owner’s approval, an Annual Business Plan for the promotion, leasing, operations, repair and maintenance of the Property for the succeeding Fiscal Year during which this Agreement is to remain in effect (the “Annual Business Plan”). The Annual Business Plan shall include a detailed budget of projected income and expenses for the Property for such Fiscal Year (the “Operating Budget”) and a detailed budget of projected capital improvements for the Property for such Fiscal Year (the “Capital Budget”).
(b)    Approval. Manager shall meet with Owner to discuss the proposed Annual Business Plan and Owner shall approve the proposed Annual Business Plan within 20 days of its submission to Owner, or as soon thereafter as commercially practicable. To be effective, any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail to individual line items. If Owner fails to provide an effective notice disapproving a proposed Annual Business Plan within such 20-day period, the proposed Annual Business Plan shall be deemed to be approved. Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the income and expenses of the Property for the ensuing Fiscal Year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.
(c)    Revision. Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense. Any such revision shall be submitted to Owner for approval, which approval shall not be unreasonably withheld, delayed or conditioned.
(d)    Implementation. Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Property shall not exceed the Operating Budget either in total or in any one accounting category. Any expense causing or likely to cause a variance of greater than ten percent (10%) or $25,000, whichever is greater, in any one accounting category for the current month cumulative year-to-date total shall be promptly explained to Owner by Manager in the next operating statement submitted by Manager to Owner.

Section 3.12    Records, Reporting. Manager shall maintain at the regular business office of Manager or at such other address as Manager shall advise Owner in writing, separate books and journals and orderly files, containing rental records, insurance policies, leases, correspondence, receipts, bills and vouchers, and all other documents and papers pertaining directly to the Property and the operation thereof. All corporate statements, receipts, invoices, checks, leases, contracts, worksheets, financial statements, books and records, and all other instruments and documents relating to or arising from the operation or management of the Property shall be and remain the property of Owner and the Owner shall have the right to inspect such records at any reasonable time upon prior notice; Manager shall have the right to request and maintain copies of all such matters, at Manager’s cost and expense, at all reasonable times during the term of this Agreement, and for a reasonable time thereafter not to exceed three years. All on-site records, including leases, rent rolls, and other related documents shall remain at the respective Property for which such records are maintained as the property of Owner.
Section 3.13    Financial Reports.
(a)    Monthly Reports. On or before the fifteenth (15th) day of each month during the term of this Agreement, Manager shall deliver or cause to be delivered to Owner’s Representative a statement of cash flow for the Property (on a cash and not an accrual basis) for the preceding calendar month. All notices from any mortgagee claiming any default in any mortgage on the Property, and any other notice from any mortgagee not of a routine nature, shall be promptly delivered by Manager to Owner’s Representative.
(b)    Annual Reports. Within 45 days after the end of each Fiscal Year, Manager shall deliver to Owner’s Representative a statement of cash flow showing the results of operations for the Fiscal Year or portion thereof during which the provisions of this Agreement were in effect.
(c)    Employee Files. Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel.

Section 3.14    Compliance with Governmental Requirements. Manager shall comply with all laws, ordinances and regulations relating to the management, leasing and occupancy of the Property, including any regulatory or use agreements. Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Property currently complies with applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over the Properties or the requirements of the Board of Fire Underwriters or other similar bodies (collectively, “Governmental Requirements”). Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by the State or any governmental entities in connection with Manager’s compensation. If Manager discovers that the Property does not comply with any Governmental Requirements, Manager shall take such action as may be reasonably necessary to bring the Property into compliance with such Governmental Requirements, subject to the limitation contained in Section 3.5 of this Agreement regarding the making of alterations and repairs. Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, to cause the same to be complied with and Owner agrees to indemnify and hold Manager harmless for taking such actions and to promptly reimburse Manager for expenses incurred thereby. Manager shall promptly, and in no event later than 72 hours from the time of receipt, notify Owner’s Representative in writing of all such orders or notices. Manager shall not be liable for any effort or judgment or for any mistake of fact or of law, or for anything that it may do or refrain from doing, except in cases of willful misconduct or gross negligence of Manager.
ARTICLE 4
MANAGER’S COMPENSATION, TERM
Section 4.1    Fees Paid to Manager. Commencing on the date hereof, Owner shall pay to Manager a fee (the “Management Fee”), payable monthly in arrears, in an amount equal to Two and Three Quarters Percent (2.75%) of Gross Collections for such month. The Management Fee shall not be subject to off-sets and charges unless agreed upon by the parties. Pass-Through Amounts shall be collected monthly by Manager, as applicable.
Section 4.2    Term. This Agreement shall commence on the Effective Date, and shall thereafter continue for a period of one (1) year from the Effective Date, unless otherwise terminated as provided herein. Thereafter, if neither party gives written notice to the other at least 60 days prior to the expiration date hereof that this Agreement is to terminate, then this Agreement shall be automatically renewed on a month-to-month basis.

Section 4.3    Termination Rights. Notwithstanding anything that may be contained herein to the contrary, Owner may terminate this Agreement at any time by giving Manager thirty (30) days written notice thereof upon a determination of gross negligence, willful misconduct or bad acts of Manager or any of its employees. If Owner or Manager shall materially breach its obligations hereunder, and such breach remains uncured for a period of 30 days after written notification of such breach, the party not in breach hereunder may terminate this Agreement by giving written notice to the other. Any notice given pursuant to this Article 4, shall be sent by certified mail.
Section 4.4    Duties on Termination. Upon any termination of this Agreement as contemplated in Section 4.4, Manager shall be entitled to receive all compensation and reimbursements, if any, due to Manager through the date of termination. Within 30 days after any termination, Manager shall deliver to Owner’s Representative, the report required by Section 3.13(a) for any period not covered by such a report at time of termination, and within 30 days after any such termination, Manager shall deliver to Owner’s Representative, as required by Section 3.13(b), the statement of cash flow for the Fiscal Year or portion thereof ending on the date of termination. In addition, upon termination of this Agreement for any reason, Manager will submit to Owner within 30 days after termination any reports required hereunder, all of the cash and bank accounts of the Property, including, without limitation, the Security Deposit Account, investments and records. Manager will, within 30 days after termination, turn over to Owner all copies of all books and records kept for the Property. If Manager desires to retain records of the Property, Manager must reproduce them at its own expense.
ARTICLE 5
PROCEDURES FOR HANDLING RECEIPTS AND OPERATING CAPITAL
Section 5.1    Security Deposits. Manager shall collect, deposit, hold, disburse and pay security deposits as required by applicable State law and all other applicable laws, and in accordance with the terms of each tenant’s lease. The amount of each security deposit will be specified in the tenant’s lease. Security deposits shall be deposited into a separate non-interest-bearing account unless otherwise required by law (the “Security Deposit Account”) at a Depository selected by Manager and approved by Owner. The Security Deposit Account shall be established in the name of Manager and held separate from all other of Manager’s funds and accounts, unless Owner informs Manager, in writing that it intends to hold the Security Deposit Account. If such account is held by Manager, only representatives of Manager will be signatories to this account. To the extent possible, the Security Deposit Account shall be fully insured by the Federal Deposit Insurance Corporation (FDIC). Owner agrees to indemnify and hold harmless Manager, and Manager’s representatives, officers, directors and employees for any loss or liability with respect to any use by Owner of the tenant security deposits that is inconsistent with the terms of tenant leases and applicable laws.

Section 5.2    Separation of Owner’s Monies. Manager shall deliver all collected rents, charges and other amounts received in connection with the management and operation of the Property (except for tenants’ security deposits, which will be handled as specified in this Agreement) to a Depository selected by Manager and approved by Owner.
Section 5.3    Depository Accounts. Except to the extent that Manager has not complied with its obligations under Sections 2.4 and 5.2, Owner and Manager agree that Manager shall have no liability for loss of funds of Owner contained in the bank accounts for the Property maintained by Owner or Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount of federal or other deposit insurance applicable with respect to the financial institution in question.
Section 5.4    Working Capital. In addition to the funds derived from the operation of the Property, Owner shall furnish and maintain in the operating accounts of the Property such other funds as may be necessary to discharge financial commitments required to efficiently operate the Property and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Manager shall have the right, but not the obligation, to advance funds or contribute property on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Property. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents on request. Owner agrees to reimburse Manager upon demand for money paid or property contributed in connection with the Property and this Agreement.
Section 5.5    Authorized Signatures. Any persons from time to time designated by Manager shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements pursuant to the terms of this Agreement from such accounts. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Article 5, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Manager is in default hereunder.
ARTICLE 6
MISCELLANEOUS
Section 6.1    Assignment. Upon 30 days written notification, Owner may assign its rights and obligations to any successor in title to the Property and upon such assignment shall be relieved of all liability accruing after the effective date of such assignment. This Agreement may not be assigned or delegated by Manager without the prior written consent of Owner, which Owner may withhold in its sole discretion. Any unauthorized assignment shall be null and void ab initio, and shall not in any event release Manager from any liabilities hereunder.

Section 6.2    Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by registered or certified mail, addressed in the case of Owner to SIR Kingwood Villas, LLC, 18100 Von Karman Avenue, Suite 500, Irvine, CA 92612, Attention: Kevin Keating; and in the case of Manager to Steadfast Management Company, Inc., 18100 Von Karman Avenue, Suite 500, Irvine, CA 92612, Attention: Christopher Hilbert, or to such other address as shall, from time to time, have been designated by written notice by either party given to the other party as herein provided.
Section 6.3    Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto.
Section 6.4    No Partnership. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.
Section 6.5    No Third Party Beneficiary. Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that such insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).
Section 6.6    Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.
Section 6.7    Captions, Plural Terms. Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement.
Section 6.8    Attorneys’ Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.
Section 6.9    Signs. Manager shall have the right to place signs on the Property in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Property.

Section 6.10    Survival of Indemnities. The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination.
Section 6.11    Governing Law. This Agreement shall be construed under and in accordance with the laws of the State and is fully performable with respect to the Property in the county in which the Property is located.
Section 6.12    Competitive Properties. Manager may, individually or with others, engage or possess an interest in any other project or venture of every nature and description, including but not limited to, the ownership, financing, leasing, operation, management, brokerage and sale of real estate projects including apartment projects other than the Property, whether or not such other venture or projects are competitive with the Property and Owner shall not have any claim as to such project or venture or to the income or profits derived therefrom.
Section 6.13    Set Off. Without prejudice to Manager’s right to terminate this Agreement in accordance with the terms of this Agreement, Manager may at any time and without notice to Owner, set off or transfer any sums held by Manager for or on behalf of Owner in the accounts (other than the Security Deposit Account) maintained pursuant to this Agreement in or towards satisfaction of any of Owner’s liabilities to Manager in respect of any sums due to Manager under this Agreement.
Section 6.14    Notice of Default. Manager shall not be deemed in default under this Agreement, and Owner’s right to terminate Manager as a result of such default shall not accrue, until Owner has delivered written notice of default to Manager and Manager has failed to cure same within 30 days from the date of receipt of such notice.
Section 6.15    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

[Signatures appear on following page.]

This Property Management Agreement is hereby executed by duly authorized representatives of the parties hereto as of the Effective Date.

OWNER:	SIR KINGWOOD VILLAS, LLC,
a Delaware limited liability company

By:    Steadfast Income Advisor, LLC, its Manager

By:	/s/ Ana Marie del Rio
Ana Marie del Rio, Secretary

MANAGER:	STEADFAST MANAGEMENT COMPANY, INC.,
a California corporation

By:	/s/ William C. Stoll
William C. Stoll, Vice President

EXHIBIT A
ESTIMATED PASS-THROUGH AMOUNTS
Benefits Administration                         3.0% of total employee costs
IT Infrastructure, Licenses and Support At cost and expense
Marketing/Training/Continuing Educations                 $20.00 p.u.p.y.

EXHIBIT B
THE PROPERTY

The Villas at Kingwood is located at 15050 Cooper Grove Blvd, Houston, Texas, 77095, in the County of Harris, and described as follows:

The Property is comprised of 330 units located in 31, two-story buildings. Site amenities include WiFi computer lounge, cardio strength training amenity, resort style pool with poolside grilling area and an auto detailing bay. It is situated on 25.02 acres and it was built in 2009.

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